Exhibit 99.01

For Immediate Release

DexCom Announces Resignation of Donald A. Lucas as Board Member

SAN DIEGO, CA – August 30, 2010 – DexCom, Inc. (NASDAQ:DXCM) today announced that Donald A. Lucas resigned from DexCom’s Board of Directors as well as from its Audit and Compensation Committees.

In announcing the resignation, DexCom President and CEO Terry Gregg said, “Don made many valuable contributions to DexCom’s Board over his eight years of service. His commitment to overseeing the company’s growth far exceeded that of a typical venture capital investor, and he was instrumental in guiding the company’s direction from its beginnings. I am grateful for his significant efforts and am joined by the other directors in wishing him well.”

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. DexCom’s actual results may differ materially from those anticipated in these forward-looking statements. DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-Q for the period ending June 30, 2010, as filed with the Securities and Exchange Commission on August 3, 2010.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com